Aradigm Announces Fourth Quarter and Year End 2005 Financial Results

HAYWARD, CA -- 02/22/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced financial results for the fourth quarter and year ended December 31, 2005.

The company reported contract revenues for the three months ended December 31, 2005 of $862,000 compared to $8.0 million for the same period in 2004. Contract revenues for the year ended December 31, 2005 were $10.5 million compared with $28.0 million for the same period in 2004. This decrease for the three months and year is due to the restructured license agreement with Novo Nordisk on the AERx Diabetes Management System (iDMS) in January 2005. Revenues for the year ended December 31, 2005, were derived from AERx iDMS activities and other recently partnered AERx development programs. Total operating expenses for the three months ended December 31, 2005 were $11.9 million compared to $14.8 million for the same period in 2004. For the year ended December 31, 2005, total operating expenses were $41.1 million compared with $58.4 million for the same period in 2004. The decrease for the three-month and year ended December 31, 2005 is tied to the transfer of manufacturing costs for the AERx Diabetes Management System to our partner Novo Nordisk following the restructuring of the license agreement in January 2005.

The company reported net loss for the three months ended December 31, 2005 of $10.7 million, or $0.73 per share, compared with a net loss of $6.8 million, or $0.52 per share, for the same period in 2004. The net loss for the year ended December 31, 2005 was $29.2 million, or $2.01 per share, compared with a net loss of $30.2 million, or $2.37 per share, for the same period in 2004. As previously communicated, the cash used in operations during the last three quarters of 2005 is higher than previous quarters reflecting increased spending tied to the commercialization efforts on the Intraject triptan program.

Capital expenditures for the quarter ended December 31, 2005 were $1.3 million, a majority of which represented scheduled purchases related to Intraject commercial production equipment and validation services.

As of December 31, 2005, cash, cash equivalents and short-term investments totaled approximately $27.7 million.

Recent Highlights

--  In December 2005, we announced the qualification of the supply chain and production of pivotal clinical batches for our Intraject Sumatriptan product. This now positions the program for initiation of pivotal clinical testing once a commercial partner for the product is secured.

--  In January 2006, we announced a licensing and development deal with an undisclosed top tier global pharmaceutical company in the area of smoking cessation.  This agreement granted the undisclosed company access to
    Aradigm's intellectual property specific to the pulmonary delivery of nicotine using its patented AERx® technology with the goal of developing a commercial development program.
"During the quarter, we executed on a key Intraject development milestone and advanced several AERx programs," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. "Today, Intraject is a fully functioning device, backed by positive clinical data, that we can manufacture at commercial scale. This represents a major achievement in the development of this innovative platform. Partnering discussions for Intraject in the migraine space are continuing and we hope to be able to report a conclusion of an agreement in the next few months."

Dr. Lawlis added: "We continue to be pleased with the level of interest in our AERx technology and look forward to advancing our partnered and self-initiated programs in 2006. We are also encouraged by recent comments made by our partner Novo Nordisk regarding our AERx iDMS program in which they indicated that additional Phase 3 trials will start shortly."

Conference Call

The company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time today to discuss these financial results. Dial toll-free 1-877-788-8790 to access the conference call. International callers dial +1 (706) 679-7281. The event webcast can be found under the investor relations section of the company's website: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, and can be accessed on www.aradigm.com or by dialing toll-free 1 (800) 642-1687. International callers should dial +1 (706) 645-9291. The replay passcode is 5291277#.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, smoking cessation, and diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

                            ARADIGM CORPORATION
                   CONDENSED STATEMENTS OF OPERATIONS
               (In thousands, except per share information)

                                THREE MONTHS ENDED        YEAR ENDED
                                   DECEMBER 31,          DECEMBER 31,

                                 2005       2004       2005       2004
                               Unaudited  Unaudited  Unaudited
                                          ---------             ---------

Contract revenues - From
 related parties               $     102  $   7,667  $   8,013  $  26,999
Contract revenues - Other            760        305      2,494      1,046
                               ---------  ---------  ---------  ---------

Total Contract revenues              862      7,972     10,507     28,045
                               ---------  ---------  ---------  ---------

Operating expenses:
Research and development           9,316     11,771     30,174     46,477
General and administrative         2,621      3,014     10,895     11,934
                               ---------  ---------  ---------  ---------

  Total operating expenses        11,937     14,785     41,069     58,411
                               ---------  ---------  ---------  ---------

Loss from operations             (11,075)    (6,813)   (30,562)   (30,366)
                               ---------  ---------  ---------  ---------

Interest income                      337         34      1,317        194
Other income (expense)                67          1         30        (17)
                               ---------  ---------  ---------  ---------

Net loss                       $ (10,671) $  (6,778) $ (29,215) $ (30,189)
                               =========  =========  =========  =========

Basic and diluted net loss
 per share*                    $   (0.73) $   (0.52) $   (2.01) $   (2.37)
Shares used in computing
 basic and diluted net
 loss per share*                  14,563     12,955     14,513     12,741
                               =========  =========  =========  =========

* All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in
  January 2005.

                            ARADIGM CORPORATION
                         CONDENSED BALANCE SHEETS
                              (In thousands)
                                                        DEC 31,    DEC 31,
                                                         2005       2004
                                                      (Unaudited)    **
                                                        --------  --------

                                 ASSETS
Current assets:
  Cash, cash equivalents and short-term investments     $ 27,694  $ 16,763
  Receivables                                                400        99
  Current portion of notes receivable from
   officers and employees                                     62        67
  Other current assets                                       874     1,602
                                                        --------  --------

  Total current assets                                    29,030    18,531
Property and equipment, net                                9,875    60,555
Noncurrent portion of notes receivable from
 officers and employees                                      129       216
Other assets                                                 463       439
                                                        --------  --------

  Total assets                                          $ 39,497  $ 79,741
                                                        ========  ========

                 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
                          STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $  3,034  $  2,469
  Accrued clinical and cost of other studies                 398       293
  Accrued compensation                                     3,814     2,984
  Deferred revenue                                           222     7,525
  Other accrued liabilities                                  475     1,138
                                                        --------  --------

  Total current liabilities                                7,943    14,409
Noncurrent portion of deferred revenue                         -     3,966
Noncurrent portion of deferred rent                          714     1,943
Redeemable convertible preferred stock                    23,669    23,669
Shareholders' equity                                       7,171    35,754
                                                        --------  --------

  Total liabilities, redeemable convertible
   preferred stock and shareholders' equity             $ 39,497  $ 79,741
                                                        ========  ========

** The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370